Exhibit 5.1

April 24, 2025

Hyperscale Data, Inc.
11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Hyperscale Data, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on April 24, 2025 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholder (the “Selling Stockholder”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 138,802,479 shares of the Company’s class A common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) 125,000,000 shares of Common Stock issuable upon conversion of shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), which were issued in a private placement pursuant to an Securities Purchase Agreement, dated March 31, 2025 (the “Purchase Agreement”), by and among the Company and the Selling Stockholder and (ii) 13,802,479 shares of Common Stock (the shares of Common Stock in (i) and (ii), the “Conversion Shares”) issuable upon the conversion of a 15% convertible note in the principal face amount of $4,909,411 (the “Convertible Note”) held by the Selling Stockholder, issued pursuant to an Exchange Agreement, dated March 21, 2025 (the “Exchange Agreement”), between the Company and Selling Stockholder.

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Purchase Agreement, (d) the Exchange Agreement, (e) the Company’s Certificate of Incorporation, as amended to date, (f) the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”), (g) the Convertible Note (together with the Purchase Agreement, the Exchange Agreement, and the Certificate of Designations the “Transaction Documents”), (h) the Company’s Second Amended and Restated Bylaws, as amended to date, and (i) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

April 24, 2025

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)       the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

(ii)       that each Transaction Document has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of such Transaction Document to be performed by it, that the representations and warranties of each such party as set forth in such Transaction Document when made were, and on the date hereof are, true and complete, and that such Transaction Document constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with their respective terms and that the Company  received the requisite approval from the NYSE American to list the Conversion Shares.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Conversion Shares are duly authorized, and when issued in accordance with the terms of the Series B Preferred Stock or Convertible Note, as applicable, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

April 24, 2025

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

OLSHAN FROME WOLOSKY LLP